UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 22, 2004

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01      Entry into a Material Definitive Agreement.

     On September 22, 2004, Pennsylvania Real Estate Investment Trust (“PREIT”) entered into a Second Amendment, effective June 1, 2004, to the Office Lease with Bellevue Associates (the “Landlord”) for PREIT’s principal executive office located in the building known as “The Bellevue” at 200 South Broad Street, Philadelphia, Pennsylvania. A copy of the Office Lease between Bellevue Associates and PREIT, as amended (the “Office Lease”), is attached to this report as Exhibit 10.1.

     Among other things, the amendment extends PREIT’s rentable space under the Office Lease to a total of approximately 68,100 square feet, which includes approximately 42,700 square feet currently leased from the Landlord, approximately 15,400 square feet currently subleased from another tenant, and approximately 10,000 square feet of new space. The term of the Office Lease is 10 years, commencing upon the date of delivery by the Landlord of the entire leased premises, which is expected to occur in the fourth quarter of 2004. PREIT has the option to renew the lease for up to two additional five year periods at the then-current fair market rate calculated in accordance with the terms of the Office Lease. In addition, PREIT has the right on one occasion at any time during the seventh lease year to terminate the Office Lease upon the satisfaction of certain conditions. Effective June 1, 2004, PREIT’s base rent will be $1,445,381 per year during the first five years of the Office Lease and $1,480,784 per year during the second five years.

     Ronald Rubin, a trustee and the chairman and chief executive officer of PREIT, and George F. Rubin, a trustee and vice chairman of PREIT, collectively with members of their immediate families, own approximately a 16.66% interest in the Landlord.

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: September 24, 2004	By:	/s/ Jonathan B. Weller

Jonathan B. Weller
Vice Chairman

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Exhibit Index

10.1	Amended and Restated Office Lease between Bellevue Associates and PREIT effective as of July 12, 1999, as amended by the First Amendment to Office Lease effective as of June 18, 2002, as further amended by the Second Amendment to Office Lease effective as of June 1, 2004.